Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.amgen.com

News Release

AMGEN’S FOURTH QUARTER 2007 ADJUSTED EARNINGS

PER SHARE (EPS) INCREASED 11 PERCENT TO $1.00; FULL

YEAR 2007 ADJUSTED EPS INCREASED 10 PERCENT TO $4.29

Fourth Quarter 2007 Revenue Decreased

2 Percent to $3.7 Billion; Full Year 2007 Revenue

Increased 4 Percent to $14.8 Billion

Fourth Quarter 2007 GAAP EPS Increased 7 Percent to $0.76;

Full Year 2007 GAAP EPS Increased 14 Percent to $2.82

2008 Total Revenue Expected to be in

the Range of $14.2 to $14.6 Billion

2008 Adjusted EPS Expected to be in

the Range of $4.00 to $4.30

THOUSAND OAKS, Calif. (Jan. 24, 2008) – Amgen (NASDAQ: AMGN) reported adjusted EPS, excluding stock option expense and certain other expenses, of $1.00 in the fourth quarter of 2007, an increase of 11 percent compared to $0.90 in the fourth quarter of 2006. Adjusted net income, excluding stock option expense and certain other expenses, increased 3 percent to $1,088 million in the fourth quarter of 2007 compared to $1,060 million in the fourth quarter of 2006. Stock option expense on a per share basis totaled 3 cents in the fourth quarter of 2007 and 2006, respectively.

Full year 2007 adjusted EPS, excluding stock option expense and certain other expenses, were $4.29 versus $3.90 in 2006, a 10 percent increase. Full year 2007 adjusted net income, excluding stock option expense and certain other expenses, was $4,804 million versus $4,620 million in 2006, a 4 percent increase. Stock option

Amgen’s Fourth Quarter Adjusted Eps Increased 11 Percent To $1.00; Full Year 2007 Adjusted Eps Increased 10 Percent to $4.29

expense on a per share basis totaled 12 cents and 14 cents in 2007 and 2006, respectively.

Total revenue decreased 2 percent during the fourth quarter of 2007 to $3,745 million from $3,835 million in the fourth quarter of 2006 and increased 4 percent in the full year 2007 to $14,771 million from $14,268 million in 2006.

Adjusted EPS and adjusted net income for the fourth quarter and full year 2007 and 2006 exclude, for the applicable periods, stock option expense, certain expenses related to acquisitions, restructuring charges and certain other items. These expenses and other items are itemized on the attached reconciliation tables. Adjusted EPS including the impact of stock option expense are also itemized on the attached notes to the reconciliation tables.

On a reported basis and calculated in accordance with United States (U.S.) Generally Accepted Accounting Principles (GAAP), Amgen’s GAAP EPS were $0.76 in the fourth quarter of 2007, an increase of 7 percent compared to $0.71 in the same quarter last year. GAAP net income was relatively unchanged at $835 million in the fourth quarter of 2007 versus $833 million in the fourth quarter of 2006. For the full year 2007, Amgen’s reported GAAP EPS increased 14 percent to $2.82 from $2.48 in 2006. Full year 2007 GAAP net income was $3,166 million versus $2,950 million in 2006, an increase of 7 percent. GAAP reported results for the full year 2007 were negatively impacted by the write-off of $590 million of acquired in-process research and development related to the acquisitions of Alantos and Ilypsa while the fourth quarter and full year 2006 results were negatively impacted by the write-off of $130 million and $1.2 billion, respectively, of acquired in-process research and development related to the acquisitions of Avidia and Abgenix. GAAP reported results for the fourth quarter and full year 2007 were also negatively impacted by $157 million and $739 million, respectively, of charges related to the previously announced restructuring plan.

As a result of the regulatory and reimbursement changes to Erythropoiesis Stimulating Agent (ESA) products and their impact on the Company’s operations, in particular Aranesp® (darbepoetin alfa), on Aug. 15, 2007, Amgen announced plans to restructure its worldwide operations in order to improve its cost structure while continuing to make significant research and development investments and build the framework for future growth. Through Dec. 31, 2007, Amgen has incurred $739 million out of an estimated $775 to $825 million of restructuring charges and anticipates that the remaining charges will be incurred in 2008.

“2007 was Amgen’s most challenging year,” said Kevin Sharer, chairman and CEO. “Despite the unexpected reduction in revenues of our erythropoietin products, we delivered earnings per share very close to the low end of our original guidance. I am also encouraged by our recent denosumab trial results and the potential of our pipeline.

2008 presents challenges and opportunities and while we are optimistic, we are ready for whatever might come our way,” concluded Sharer.

Amgen’s Fourth Quarter Adjusted Eps Increased 11 Percent To $1.00; Full Year 2007 Adjusted Eps Increased 10 Percent to $4.29

Product Sales Performance

During the fourth quarter, total product sales decreased 3 percent to $3,618 million from $3,737 million in the fourth quarter of 2006. Sales in the U.S. totaled $2,871 million, a decline of 7 percent versus $3,101 million in the fourth quarter of 2006. International sales increased 17 percent to $747 million versus $636 million in the fourth quarter of 2006. Changes in foreign exchange positively impacted fourth quarter 2007 international sales by $64 million. Excluding the impact of foreign exchange, total product sales decreased 5 percent and international product sales increased 7 percent. For the full year, total product sales were $14,311 million in 2007 versus $13,858 million in 2006, a 3 percent increase. U.S. sales for the full year were relatively unchanged at $11,443 million versus $11,397 million in the prior year. International sales for the full year increased 17 percent to $2,868 million versus $2,461 million in the prior year. Changes in foreign exchange positively impacted full year sales by $193 million. Excluding the impact of foreign exchange, total product sales increased 2 percent and international sales increased 9 percent.

Worldwide sales of Aranesp decreased 25 percent to $827 million in the fourth quarter of 2007 versus $1,106 million in the fourth quarter of 2006. This was principally driven by a decline in U.S. demand. U.S. Aranesp sales were $462 million versus $761 million in the fourth quarter of the prior year, a decrease of 39 percent. The decline for the quarter was due to demand, primarily reflecting physician conformance to label and reimbursement changes. To a lesser extent, this also reflects a decline in segment share versus the fourth quarter of the prior year. Fourth quarter results also benefited slightly from certain changes in accounting estimates related to sales discounts and returns. International Aranesp sales increased 6 percent to $365 million versus $345 million in the fourth quarter of 2006 due to changes in foreign exchange which positively impacted fourth quarter 2007 sales by approximately $31 million. In Europe, sales were negatively impacted by dosing conservatism in the oncology segment and pricing pressure. Excluding the impact of foreign exchange, worldwide Aranesp sales decreased 28 percent and international sales decreased 3 percent. For the full year, worldwide Aranesp sales were $3,614 million in 2007 versus $4,121 million in 2006, a 12 percent decrease. This was due to a decline in demand primarily reflecting reaction to regulatory and reimbursement developments throughout the year.

Sales of EPOGEN® (Epoetin alfa) decreased 3 percent to $638 million in the fourth quarter of 2007 versus $661 million in the fourth quarter of 2006. This was primarily driven by a significant decline in dose / utilization due to physician behavior in making treatment and dosing decisions reflecting the final KDOQI™ (Kidney Disease Outcomes Quality Initiative) guidelines, revised labeling and anticipation of the January 2008 Erythropoietin Monitoring Policy (EMP) update. This was partially offset by patient population growth of 3 percent and favorable wholesaler inventory changes. For the full year, EPOGEN sales were $2,489 million in 2007 versus $2,511 million in 2006, a 1 percent decrease. This was driven by a decline in dose / utilization partially offset by patient population growth and to a lesser extent favorable spillover and wholesaler inventory changes. Spillover is a result of the Company’s contractual relationship with

Amgen’s Fourth Quarter Adjusted Eps Increased 11 Percent To $1.00; Full Year 2007 Adjusted Eps Increased 10 Percent to $4.29

Johnson & Johnson (please refer to the Company’s Form 10-K for a more detailed discussion of this relationship and a description of spillover).

Combined worldwide sales of Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim), increased 9 percent to $1,118 million in the fourth quarter of 2007 versus $1,024 million in the fourth quarter of 2006. Combined sales of Neulasta and NEUPOGEN in the U.S. were $832 million in the fourth quarter of 2007 versus $802 million in the fourth quarter of 2006, an increase of 4 percent driven by demand, primarily due to an increase in net sales price. Combined international sales increased 29 percent to $286 million in the fourth quarter of 2007 versus $222 million for the same quarter in the prior year, reflecting increased segment growth and increased conversion to Neulasta as well as changes in foreign exchange which positively impacted fourth quarter 2007 combined international sales by $24 million. Excluding the impact of foreign exchange, combined worldwide sales increased 7 percent and international product sales increased 18 percent. For the full year, worldwide combined sales of Neulasta and NEUPOGEN were $4,277 million in 2007 versus $3,923 million in 2006, a 9 percent increase. Growth for the fourth quarter and full year was primarily driven by increased demand for Neulasta.

North American sales of Enbrel® (etanercept) increased 8 percent in the fourth quarter of 2007 to $856 million versus $792 million during the same period in 2006 primarily driven by an increase in demand due to increases in both patients and net sales price. Sales growth continued in both rheumatology and dermatology, driven by segment growth that was partially offset by slight share declines versus the fourth quarter of the prior year. For the full year, ENBREL sales were $3,230 million in 2007 versus $2,879 million in 2006, a 12 percent increase primarily driven by demand due to increases in both patients and net sales price. ENBREL continues to maintain a leading position in both segments.

Worldwide sales of Sensipar® (cinacalcet HCl) increased 31 percent to $128 million in the fourth quarter of 2007 versus $98 million in the fourth quarter of 2006. For the full year, Sensipar sales were $463 million in 2007 versus $321 million in 2006, a 44 percent increase. This growth was principally driven by demand primarily due to segment penetration.

VectibixTM (panitumumab) sales for the fourth quarter were $33 million as compared to $41 million in the third quarter of 2007. Worldwide Vectibix sales for 2007 were $170 million. The quarter-over-quarter decrease was primarily driven by a decline in segment share, and to a lesser extent a decline in segment size.

Operating Expense Analysis on an Adjusted Basis:

Cost of sales increased 3 percent to $565 million in the fourth quarter of 2007 versus $551 million in the fourth quarter of 2006. This increase for the fourth quarter was primarily driven by excess capacity charges at the Company’s manufacturing facility in Puerto Rico. For the full year, cost of sales was $2,255

Amgen’s Fourth Quarter Adjusted Eps Increased 11 Percent To $1.00; Full Year 2007 Adjusted Eps Increased 10 Percent to $4.29

million in 2007 versus $2,080 million in 2006, an increase of 8 percent. The increase for the full year was primarily driven by product mix as well as other items including the write-off of certain new product presentations and excess capacity charges at the Company’s manufacturing facility in Puerto Rico. Excess capacity charges are expected to continue to occur through 2008.

Research & Development (R&D) expenses decreased 22 percent to $785 million in the fourth quarter of 2007 versus $1,003 million in the fourth quarter of 2006. This decrease was primarily driven by the Company’s Cytokinetics licensing deal in 2006, and in 2007 the benefit derived from licensing denosumab in Japan to Daiichi Sankyo and lower staff-related costs and discretionary expense as a result of our restructuring. For the full year, R&D expenses were $3,064 million in 2007 versus $3,191 million in 2006, a decrease of 4 percent. The full year decrease was primarily driven by the Cytokinetics and other licensing transactions in 2006 and the benefit from licensing denosumab to Daiichi Sankyo.

Selling, general and administrative (SG&A) expenses decreased 1 percent to $990 million in the fourth quarter of 2007 versus $1,001 million in the fourth quarter of 2006. This decrease for the fourth quarter reflects lower promotion and advertising spending on marketed products partially offset by higher Wyeth profit share expenses due to ENBREL sales growth and higher legal costs associated with ongoing litigation. For the full year, SG&A expenses were $3,382 million in 2007 versus $3,234 million in the prior year, an increase of 5 percent. This increase was primarily due to higher Wyeth profit share expenses due to ENBREL sales growth and higher legal costs associated with ongoing litigation partially offset by lower promotion and advertising spending on marketed products. For the full year, SG&A expense growth was essentially flat year-over-year excluding higher Wyeth profit share expenses.

During the fourth quarter of 2007, adjusted EPS increased 11 percent while revenue decreased 2 percent. Adjusted EPS leverage of 13 percentage points for the fourth quarter was principally driven by lower operating expenses and fewer shares used in the computation of adjusted diluted EPS partially offset by higher interest expense and a higher tax rate. The tax rate in the fourth quarter of 2006 benefited from the retroactive extension of the R&D tax credit and a favorable audit settlement. For the full year 2007, adjusted EPS increased 10 percent while revenue increased 4 percent. Full year adjusted EPS leverage of 6 percentage points was principally driven by fewer shares used in the computation of adjusted diluted EPS, slower operating expense growth and a lower tax rate partially offset by higher interest expense.

Average diluted shares used in the calculation of adjusted EPS were 1,091 million in the fourth quarter of 2007 versus 1,175 million in the fourth quarter of 2006 and 1,121 million in the full year 2007 versus 1,186 million in the full year 2006.

Amgen’s Fourth Quarter Adjusted Eps Increased 11 Percent To $1.00; Full Year 2007 Adjusted Eps Increased 10 Percent to $4.29

Capital expenditures in the fourth quarter of 2007 were approximately $234 million versus $384 million in the fourth quarter of 2006. Capital expenditures for the full year 2007 and 2006 were $1.3 billion and $1.2 billion, respectively. Worldwide cash and marketable securities were $7.2 billion and debt was $11.2 billion at the end of the fourth quarter of 2007.

2008 Guidance

The Company expects total revenue for 2008 to be in the range of $14.2 to $14.6 billion. Amgen expects 2008 adjusted EPS to be in the range of $4.00 to $4.30, excluding stock option expense, certain expenses related to restructuring and certain other items itemized on the reconciliation table below. Amgen expects the per share impact of stock option expense to be in the range of $0.06 to $0.08 in 2008 compared to $0.12 in 2007.

In 2008, Amgen expects adjusted cost of sales as a percent of sales and adjusted R&D expenses as a percent of sales to increase slightly versus 2007. Adjusted SG&A expenses, excluding Wyeth profit share expenses, are expected to be similar to 2007. Due to anticipated increases in ENBREL sales, Wyeth profit share is expected to be approximately one third of SG&A expenses in 2008 versus approximately 30 percent of SG&A expenses in 2007. Amgen’s expectation for the 2008 adjusted tax rate is that it will be similar to 2007. The Company expects to continue to be opportunistic with respect to share repurchases. Currently, Amgen has $6.4 billion remaining under its Board authorized stock repurchase programs.

The Company expects 2008 capital expenditures to be approximately $1 billion.

Fourth Quarter Product and Pipeline Update

The Company provided updates on selected products and late-stage clinical programs including Aranesp, ENBREL, denosumab, Nplate™ (romiplostim) and Vectibix.

Aranesp: The Company provided an update on its discussions with regulatory agencies regarding labeling revisions to its ESA products. The Company is working closely with the Food and Drug Administration (FDA) to complete revisions to its U.S. label. Amgen has submitted labeling changes under the regulatory mechanism known as a changes being effected process in addition to the prior approval supplement submission. The Company is also working closely with the European Medicines Agency (EMEA) regarding labeling revisions. The Company announced that it is continuing to develop and implement a risk management plan (RMP) to address safety concerns regarding its ESA products. The Company announced that the Phase 3 Aranesp TREAT (Trial to Reduce cardiovascular Events with Aranesp Therapy) study completed enrollment.

ENBREL: The Company provided an update on the status of ongoing label discussions with the FDA for ENBREL. Amgen expects ENBREL to carry a boxed warning relating

Amgen’s Fourth Quarter Adjusted Eps Increased 11 Percent To $1.00; Full Year 2007 Adjusted Eps Increased 10 Percent to $4.29

to serious infections as has been the case with other TNF inhibitor agents.

Denosumab: The Company discussed the results of its one-year, non-pivotal head-to-head study versus alendronate. These results were the subject of a separate press release. In addition, the Company reiterated that it remains on target to review the entire postmenopausal osteoporosis (PMO) data set, including the pivotal fracture study in PMO, in the second half of 2008. The Company also announced that its Phase 3 study evaluating denosumab for the prevention of skeletal related events associated with metastatic breast cancer completed enrollment.

Nplate: The Company announced that the FDA has granted priority review of Nplate for the treatment of thrombocytopenia in adult patients with chronic immune (idiopathic) thrombocytopenic purpura (ITP). The FDA has reported that Nplate will be reviewed at its March 2008 Oncologic Drugs Advisory Committee (ODAC) meeting. Amgen expects a regulatory decision in the first half of 2008. In addition, the Company announced it completed regulatory filings for the same indication in the European Union (EU), Canada, and Australia.

Vectibix: The Company announced that its Phase 3 study of Vectibix in the treatment of 1st line colorectal cancer completed enrollment.

For more product information or the full prescribing information, please refer to the Amgen Web site at www.amgen.com.

As previously announced, the Company has posted in the Investors section of the Company’s Web site (www.amgen.com/investors) a slide presentation related to its fourth quarter financial results conference call, scheduled for 2 p.m. Pacific Time today. The conference call will be broadcast over the Internet and can also be found on Amgen’s Web site at the above web address.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP basis) for the three and twelve months ended Dec. 31, 2007 and 2006. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with U.S. GAAP.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2006, and in our periodic reports on Form 10-Q and Form 8-K.

Amgen’s Fourth Quarter Adjusted Eps Increased 11 Percent To $1.00; Full Year 2007 Adjusted Eps Increased 10 Percent to $4.29

Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigation litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

Amgen’s Fourth Quarter Adjusted Eps Increased 11 Percent To $1.00; Full Year 2007 Adjusted Eps Increased 10 Percent to $4.29

CONTACT:	Amgen, Thousand Oaks
David Polk, 805-447-4613 (media)
Arvind Sood, 805-447-1060 (investors)

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Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

	Three Months Ended December 31, 2007					Three Months Ended December 31, 2006
	GAAP	Adjustments		“Adjusted,” Excluding Stock Option Expense		GAAP	Adjustments		“Adjusted,” Excluding Stock Option Expense
Revenues:
Product sales	$3,618	$—		$3,618		$3,737	$—		$3,737
Other revenues	127	—		127		98	—		98

Total revenues	3,745	—		3,745		3,835	—		3,835

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	606	(4	)(a)	565		561	(4	)(a)	551
		(37	)(b)				(6	)(i)
Research and development	822	(15	)(a)	785		1,051	(26	)(a)	1,003
		(1	)(b)				(16	)(c)
		(17	)(c)				(4	)(i)
		(4	)(d)				(2	)(d)
Selling, general and administrative	1,001	(22	)(a)	990		1,030	(24	)(a)	1,001
		32	(b)				(5	)(d)
		(21	)(e)
Write-off of acquired in-process R&D	—	—		—		130	(130	)(k)	—
Amortization of intangible assets	74	(74	)(f)	—		74	(74	)(f)	—
Other items	185	(151	)(b)	—		—	—		—
		(34	)(g)

Total operating expenses	2,688	(348)		2,340		2,846	(291)		2,555
Operating income	1,057	348		1,405		989	291		1,280
Interest and other income, net	1	—		1		40	—		40

Income before income taxes	1,058	348		1,406		1,029	291		1,320
Provision for income taxes	223	95	(o)	318		196	64	(p)	260

Net income	$835	$253		$1,088		$833	$227		$1,060

Earnings per share:
Basic	$0.77			$1.00		$0.72			$0.91
Diluted (q)	$0.76			$1.00	(a)	$0.71			$0.90	(a)

Average shares used in calculation of earnings per share:
Basic	1,087			1,087		1,165			1,165
Diluted (q)	1,092			1,091	(a)	1,180			1,175	(a)

(a) - (q)    See explanatory notes on following pages.

Amgen’s Fourth Quarter Adjusted Eps Increased 11 Percent To $1.00; Full Year 2007 Adjusted Eps Increased 10 Percent to $4.29

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

	Year Ended December 31, 2007					Year Ended December 31, 2006
	GAAP	Adjustments		“Adjusted,” Excluding Stock Option Expense		GAAP	Adjustments		“Adjusted,” Excluding Stock Option Expense
Revenues:
Product sales	$14,311	$—		$14,311		$13,858	$—		$13,858
Other revenues	460	—		460		410	—		410

Total revenues	14,771	—		14,771		14,268	—		14,268

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	2,548	(16	)(a)	2,255		2,095	(9	) (a)	2,080
		(150	)(b)				(6	) (i)
		(90	)(h)
		(7	)(i)
		(30	)(j)
Research and development	3,266	(83	)(a)	3,064		3,366	(104	)(a)	3,191
		(19	)(b)				(48	) (c)
		(71	)(c)				(19	)(d)
		(29	)(d)				(4	)(i)
Selling, general and administrative	3,361	(82	)(a)	3,382		3,366	(120	)(a)	3,234
		124	(b)				(12	)(d)
		(21	)(e)
Write-off of acquired in-process R&D	590	(590	)(k)	—		1,231	(1,231	)(k)	—
Amortization of intangible assets	298	(295	)(f)	—		370	(321	)(f)	—
		(3	) (l)				(49	)(l)
Other items	728	(694	)(b)	—		—	—		—
		(34	) (g)

Total operating expenses	10,791	(2,090)		8,701		10,428	(1,923)		8,505
Operating income	3,980	2,090		6,070		3,840	1,923		5,763
Interest and other income and (expense), net	(19)	51	(m)	32		180	—		180

Income before income taxes	3,961	2,141		6,102		4,020	1,923		5,943
Provision for income taxes	795	92	(n)	1,298		1,070	253	(p)	1,323
		411	(o)

Net income	$3,166	$1,638		$4,804		$2,950	$1,670		$4,620

Earnings per share:
Basic	$2.83			$4.30		$2.51			$3.93
Diluted (q)	$2.82			$4.29	(a)	$2.48			$3.90	(a)

Average shares used in calculation of earnings per share:
Basic	1,117			1,117		1,176			1,176
Diluted (q)	1,123			1,121	(a)	1,190			1,186	(a)

(a) - (q)    See explanatory notes on following pages.

Amgen’s Fourth Quarter Adjusted Eps Increased 11 Percent To $1.00; Full Year 2007 Adjusted Eps Increased 10 Percent to $4.29

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

(a)	To exclude the impact of stock option expense recorded in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. For the three months and years ended December 31, 2007 and 2006, the total pre-tax expense for employee stock options in accordance with SFAS No. 123R was $41 million and $181 million and $54 million and $233 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three months and years ended December 31, 2007 and 2006 was as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
“Adjusted” diluted EPS, excluding stock option expense	$1.00	$0.90	$4.29	$3.90
Impact of stock option expense	(0.03)	(0.03)	(0.12)	(0.14)

“Adjusted” diluted EPS, including stock option expense	$0.97	$0.87	$4.17	$3.76

(b)	The following table summarizes the (expense)/income amounts related to the restructuring plan (in millions):

Three Months Ended December 31, 2007	Separation Costs (1)	Asset Impairment (2)	Accelerated Depreciation (3)	Other (4)	Total
Cost of sales (excluding amortization of intangible assets)	$—	$—	$(37)	$—	$(37)
Research and development (R&D)	2	(3)	—	—	(1)
Selling, general and administrative (SG&A)	2	—	(1)	31	32
Other items	(102)	(9)	—	(40)	(151)

	$(98)	$(12)	$(38)	$(9)	$(157)

Year Ended December 31, 2007	Separation Costs (1)	Asset Impairment (2)	Accelerated Depreciation (3)	Other (4)	Total
Cost of sales (excluding amortization of intangible assets)	$1	$(4)	$(147)	$—	$(150)
Research and development (R&D)	19	(38)	—	—	(19)
Selling, general and administrative (SG&A)	11	—	(1)	114	124
Other items	(209)	(366)	—	(119)	(694)

	$(178)	$(408)	$(148)	$(5)	$(739)

(1)	To exclude severance and other separation costs partially offset by the reversal of previously accrued expenses for bonuses and stock-based compensation awards, which were forfeited as a result of the employees’ termination.

(2)	To exclude asset impairment charges incurred in connection with the rationalization of our worldwide manufacturing operations in order to gain cost efficiencies and, to a lesser degree, the moderation of the expansion of our research facilities.

(3)	To exclude accelerated depreciation primarily resulting from our decision to accelerate the closure of one of our ENBREL commercial bulk production operations in connection with the rationalization of our worldwide network of manufacturing facilities. The decision to accelerate the closure of this manufacturing operation was principally based on a thorough review of the supply plan for bulk ENBREL inventory across its worldwide manufacturing network, including consideration of expected increases in manufacturing yields, and the determination that the related assets had no future uses in the Company's operations. The amount included in the table above represents the excess of accelerated depreciation expense over the depreciation that would otherwise have been recorded if there were no plans to accelerate the closure of this manufacturing operation.

(4)	To exclude from SG&A the cost recoveries for certain restructuring expenses, principally with respect to accelerated depreciation, in connection with our co-promotion agreement with Wyeth. Also, to exclude from Other items charges principally related to loss accruals for leases for certain research and development facilities that will not be used in our business.

(c)	To exclude for the applicable periods the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the acquisition of Abgenix, Inc. (“Abgenix”), effective April 1, 2006, and Avidia, Inc. (“Avidia”), effective October 24, 2006.

(d)	To exclude for the applicable periods merger related expenses incurred due to the Alantos Pharmaceutical Holding, Inc. (“Alantos”), Ilypsa, Inc. (“Ilypsa”), Avidia, Abgenix and Tularik Inc. (“Tularik”) acquisitions, primarily related to incremental costs associated with retention and/or integration. Substantially all related amounts have been incurred.

(e)	To exclude severance related expenses incurred in connection with our acquisition of the remaining 51 percent ownership interest of Dompe Biotec, S.p.A. (“Dompe”).

Amgen’s Fourth Quarter Adjusted Eps Increased 11 Percent To $1.00; Full Year 2007 Adjusted Eps Increased 10 Percent to $4.29

(f)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex Corporation (“Immunex”) acquisition.

(g)	To exclude a loss accrual for an ongoing commercial legal proceeding.

(h)	To exclude the write-off of inventory principally due to changing regulatory and reimbursement environments.

(i)	To exclude merger related expenses incurred due to the Abgenix acquisition, primarily related to incremental costs associated with recording inventory acquired at fair value which is in excess of our manufacturing cost.

(j)	To exclude the impact of writing-off the cost of a semi-completed manufacturing asset that will not be used due to a change in manufacturing strategy.

(k)	To exclude for the applicable periods the non-cash expense associated with writing-off the acquired in-process research and development (“IPR&D”) related to the acquisitions of Abgenix and Avidia in 2006 and Alantos and Ilypsa in 2007.

(l)	To exclude the impairment of a non-ENBREL related intangible asset previously acquired in the Immunex acquisition.

(m)	To exclude the pro rata portion of the deferred financing and related costs that were immediately charged to interest expense as a result of certain holders of the convertible notes due in 2032 exercising their March 1, 2007 put option and the related convertible notes being repaid in cash.

(n)	To exclude the income tax benefit recognized as the result of resolving certain non-routine transfer pricing issues with the Internal Revenue Service (“IRS”) for prior periods.

(o)	To reflect the tax effect of the above adjustments for 2007, excluding for the applicable periods: (1) certain of the restructuring charges (see (b) above), (2) certain components of the write-off of inventory (see (h) above), (3) the write-off of the acquired IPR&D related to the Alantos and Ilypsa acquisitions (see (k) above), (4) the write-off of the cost of a semi-completed manufacturing asset (see (j) above), and (5) the tax benefit recognized as a result of resolving certain non-routine transfer pricing issues with the IRS (see (n) above).

(p)	To reflect the tax effect of the above adjustments for 2006, excluding for the applicable periods the write-off of the acquired IPR&D related to the Abgenix and Avidia acquisitions (see (k) above).

(q)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share, computed under the treasury stock method. “Adjusted” earnings per share presented below excludes stock option expense:

	Three Months Ended December 31, 2007			Three Months Ended December 31, 2006
	GAAP	“Adjusted,” Excluding Stock Option Expense		GAAP	“Adjusted,” Excluding Stock Option Expense
Income (Numerator):
Net income for basic and diluted EPS	$835	$1,088		$833	$1,060

Shares (Denominator):
Weighted-average shares for basic EPS	1,087	1,087		1,165	1,165
Effect of dilutive securities	5	4	(*)	15	10	(*)

Weighted-average shares for diluted EPS	1,092	1,091		1,180	1,175

Diluted earnings per share	$0.76	$1.00		$0.71	$0.90

	Year Ended December 31, 2007			Year Ended December 31, 2006
	GAAP	“Adjusted,” Excluding Stock Option Expense		GAAP	“Adjusted,” Excluding Stock Option Expense
Income (Numerator):
Net income for basic and diluted EPS	$3,166	$4,804		$2,950	$4,620

Shares (Denominator):
Weighted-average shares for basic EPS	1,117	1,117		1,176	1,176
Effect of dilutive securities	6	4	(*)	14	10	(*)

Weighted-average shares for diluted EPS	1,123	1,121		1,190	1,186

Diluted earnings per share	$2.82	$4.29		$2.48	$3.90

(*)	Dilutive securities used to compute “Adjusted” diluted earnings per share for the three months and years ended December 31, 2007 and 2006 were computed exclusive of the methodology used to determine dilutive securities under SFAS No. 123R.

Amgen’s Fourth Quarter Adjusted Eps Increased 11 Percent To $1.00; Full Year 2007 Adjusted Eps Increased 10 Percent to $4.29

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Aranesp® - U.S.	$462	$761	$2,154	$2,790
Aranesp® - International	365	345	1,460	1,331
EPOGEN® - U.S.	638	661	2,489	2,511
Neulasta® - U.S.	607	581	2,351	2,217
NEUPOGEN® - U.S.	225	221	861	830
Neulasta® - International	177	130	649	493
NEUPOGEN® - International	109	92	416	383
Enbrel® - U.S.	805	753	3,052	2,736
Enbrel® - International	51	39	178	143
Sensipar® - U.S.	92	75	333	238
Sensipar® - International	36	23	130	83
Vectibix™ - U.S.	33	39	170	39
Other product sales - U.S.	9	10	33	36
Other product sales - International	9	7	35	28

Total product sales	$3,618	$3,737	$14,311	$13,858

U.S.	$2,871	$3,101	$11,443	$11,397
International	747	636	2,868	2,461

Total product sales	$3,618	$3,737	$14,311	$13,858

Amgen’s Fourth Quarter Adjusted Eps Increased 11 Percent To $1.00; Full Year 2007 Adjusted Eps Increased 10 Percent to $4.29

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash and marketable securities	$7,151	$6,277
Trade receivables, net	2,101	2,124
Inventories	2,091	1,903
Other current assets	1,698	1,408

Total current assets	13,041	11,712
Property, plant and equipment, net	5,941	5,921
Intangible assets, net	3,332	3,747
Goodwill	11,240	11,302
Other assets	1,085	1,106

Total assets	$34,639	$33,788

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,179	$5,144
Convertible notes	—	1,698	(a)
Other debt	2,000	100

Total current liabilities	6,179	6,942
Deferred tax liabilities	480	367
Convertible notes	5,080	5,080
Other long-term debt	4,097	2,134
Other non-current liabilities	934	301
Stockholders’ equity	17,869	18,964

Total liabilities and stockholders’ equity	$34,639	$33,788

Shares outstanding	1,087	1,166

(a)	On March 2, 2007, as a result of certain holders of the convertible notes due in 2032 exercising their March 1, 2007 put option, the Company repurchased $1,702 million, or substantially all of the outstanding convertible notes due in 2032 at their then-accreted value for cash. Accordingly, the convertible notes repurchased were classified as current liabilities and the remaining notes were classified as non-current liabilities at December 31, 2006.

Amgen’s Fourth Quarter Adjusted Eps Increased 11 Percent To $1.00; Full Year 2007 Adjusted Eps Increased 10 Percent to $4.29

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP

Earnings Per Share Guidance for the Year Ending December 31, 2008

2008
“Adjusted” earnings per share guidance - excluding stock option expense	$4.00 - $ 4.30

Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets, product technology rights (a)	(0.17)
Stock option expense (b)	(0.06) - (0.08)
Restructuring costs (c)	(0.02) - (0.05)
Amortization of acquired intangible assets, R&D technology rights (d)	(0.04)
Merger-related expenses (e)	—

GAAP earnings per share guidance	$3.66 - $ 4.01

(a)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex acquisition.

(b)	To exclude the estimated stock option expense associated with SFAS No. 123R.

(c)	To exclude restructuring related costs.

(d)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the Abgenix and Avidia acquisitions.

(e)	To exclude merger related expenses in connection with our acquisition of the remaining 51 percent ownership interest of Dompe. As the final amount of such expenses has not been determined, no adjustment is reflected above.